Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

November 15, 2024

Flagstar Financial, Inc.

102 Duffy Avenue

Hicksville, New York, 11801

Ladies and Gentlemen:

We have acted as counsel to Flagstar Financial, Inc. (formerly known as New York Community Bancorp, Inc.), a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the sale by certain selling securityholders identified in the Registration Statement (the “Selling Securityholders”) of up to (x) 277,656,287 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) consisting of (a) 172,416,633 shares of Common Stock (the “Outstanding Shares”) that are issued and outstanding, which include 256,306,966 shares of Common Stock that were issued upon the conversion of shares of Series C Noncumulative Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), which amount was subsequently reduced by a ratio of 1-for-3 after the amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a 1-3 reverse stock split of Common Stock became effective, (b) up to 249,999 shares of Common Stock (the “Series B Conversion Shares”) that may be issued to the Selling Securityholders upon the conversion of 750 shares of Series B

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Flagstar Financial, Inc.	November 15, 2024

Noncumulative Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock” and, together with the Series C Preferred Stock, the “Preferred Stock”), (c) approximately 4,999 shares of Common Stock (the “Series D Conversion Shares” and, together with the Series B Conversion Shares, the “Conversion Shares”) that may be issued to the Selling Securityholders upon the conversion of 15 shares of Series D Non-Voting Common Equivalent Stock, par value $0.01 per share (the “Series D NVCE Stock”) and (d) up to 104,984,656 shares of Common Stock (the “Warrant Shares”) underlying net-settled warrants (the “Warrants”) which are exercisable into the Series D NVCE Stock, which are in turn convertible into shares of Common Stock and (y) 314,954 Warrants.

We have examined the Registration Statement, the Certificate of Incorporation, the Amended and Restated Bylaws of the Company (the “Bylaws”), a specimen certificate relating to the Common Stock, the Certificate of Designation relating to each series of Preferred Stock (each, a “Certificate of Designation”) and the form of Warrant to purchase Series D NVCE Stock (the “Form of Warrant”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In rendering the opinions set forth below, we have assumed further that, at the time of issuance and delivery of each of the Conversion Shares and the Warrant Shares, (1) the Company

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Flagstar Financial, Inc.	November 15, 2024

will be validly existing and in good standing under the law of the jurisdiction in which it is organized, (2) the issuance and delivery by the Company of such Conversion Shares and Warrant Shares will not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York or the Delaware General Corporation Law), assuming there shall not have been any change in such laws affecting the validity or enforceability of such Conversion Shares and Warrant Shares and (3) the issuance and delivery by the Company of such Conversion Shares and Warrant Shares (a) will not constitute a breach or default under any agreement or instrument which is binding upon the Company and (b) will comply with all applicable regulatory requirements.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Outstanding Shares have been validly issued and are fully paid and nonassessable.

2.

The Conversion Shares have been duly authorized and, assuming (a) the taking of all necessary corporate action to authorize and approve the issuance of the Conversion Shares so as not to violate any applicable law or agreement or instrument then binding on the Company and (b) the due issuance and delivery of the Conversion Shares in accordance with the provisions of the applicable Certificate of Designation, the Certificate of Incorporation, the Bylaws and the Delaware General Corporation Law, the Conversion Shares will be validly issued, fully paid and nonassessable.

3.

With respect to the Warrant Shares, assuming (a) the taking of all necessary corporate action to authorize and approve the issuance of the Warrant Shares so as not to violate any applicable law or agreement or instrument then binding on the Company and (b) the due issuance and delivery of the Warrant Shares upon conversion of the underlying shares of Series D NVCE Stock and payment in accordance with the provisions of the Warrant, the Certificate of Incorporation, the Bylaws and the Delaware General Corporation Law, the Warrant Shares will be validly issued, fully paid and nonassessable.

4.	The Warrants constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

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Flagstar Financial, Inc.	November 15, 2024

Our opinion set forth in paragraph 4 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP